Exhibit 21.1


                             WINN-DIXIE STORES, INC.

                           SUBSIDIARIES OF REGISTRANT



         The Registrant (Winn-Dixie Stores, Inc.) has no parents.

         The following list includes all of the subsidiaries of the Registrant except sixteen wholly-owned inactive domestic subsidiaries of the Registrant and/or its subsidiaries.

         All of the subsidiaries listed below are included in the Consolidated Financial Statements. The Consolidated Financial Statements also include the sixteen presently inactive domestic subsidiaries mentioned above.

         Each of the following subsidiaries is owned by the Registrant except that two subsidiaries, the names of which are indented, are owned by the subsidiary named immediately above each indentation. All subsidiaries are wholly-owned except for Bahamas Supermarkets Limited, which is owned approximately 78% by W-D (Bahamas) Limited.


                 Subsidiary                        State of Incorporation

        Astor Products, Inc.                              Florida
        Deep South Products, Inc.                         Florida
        Dixie Packers, Inc.                               Florida
        Fairway Food Stores Co., Inc.                     Florida
        Monterey Canning Co.                              California
        W-D (Bahamas) Limited                             Bahama Islands
          Bahamas Supermarkets Limited                    Bahama Islands
            The City Meat Markets Limited                 Bahama Islands
        Winn-Dixie Atlanta, Inc.                          Florida
        Winn-Dixie Charlotte, Inc.                        Florida
        Winn-Dixie Louisiana, Inc.                        Florida
        Winn-Dixie Midwest, Inc.                          Florida
        Winn-Dixie Montgomery, Inc.                       Kentucky
        Winn-Dixie Raleigh, Inc.                          Florida
        Winn-Dixie Texas, Inc.                            Texas




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